Exhibit 99.2

ARS Pharmaceuticals, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

	September 30, 2022 (unaudited)	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$37,322	$60,063
Other receivables	328	—
Prepaid expense and other current assets	661	667
Deferred transaction costs	784	—

Total current assets	39,095	60,730
Right-of-use asset	491	621
Fixed assets, net	124	72
Other assets	22	23

Total assets	$39,732	$61,446

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued liabilities (including related party amounts of $220 in 2022 and $159 in 2021)	$4,297	$3,107
Lease liability, current portion	228	144
Deferred revenue, current	283	1,457
Note payable, current	3,522	3,479

Total current liabilities	8,330	8,187
Lease liability, net of current portion	300	480
Deferred revenue	2,854	2,996
Note payable	2,284	4,930
Preferred stock warrant liability	80	83

Total liabilities	13,848	16,676
Commitments and contingencies
Convertible preferred stock and stockholders’ deficit:
Series A convertible preferred stock, $0.01 par value, 4,764,000 shares authorized, issued and outstanding at September 30, 2022 and December 31, 2021. Liquidation preference of $397	365	365
Series B convertible preferred stock, $0.01 par value, 606,060 shares authorized, issued and outstanding at September 30, 2022 and December 31, 2021. Liquidation preference of $1,000	1,000	1,000
Series C convertible preferred stock, $0.01 par value, 7,749,999 shares authorized at September 30, 2022 and December 31, 2021, and 7,692,309 shares issued and outstanding at September 30, 2022 and December 31, 2021. Liquidation preference of $20,000	19,868	19,868
Series D convertible preferred stock, $0.01 par value, 9,337,066 shares authorized, issued and outstanding at September 30, 2022 and December 31, 2021. Liquidation preference of $55,000	54,806	54,806
Stockholders’ deficit
Common stock, $0.01 par value, 56,000,000 shares authorized at September 30, 2022 and December 31, 2021, 26,021,763 and 25,695,416 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	260	257
Additional paid-in capital	12,094	10,730
Accumulated deficit	(62,509)	(42,256)

Total stockholders’ deficit	(50,155)	(31,269)

Total liabilities, convertible preferred stock and stockholders’ deficit	$39,732	$61,446

See accompanying notes.

ARS Pharmaceuticals, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands)

(unaudited)

	Nine Months Ended September 30,
	2022	2021
Revenue under collaboration agreements	$1,316	$4,752

Operating expenses:
Research and development (including related party amounts of $1,888 in 2022 and $757 in 2021)	13,666	16,359
General and administrative (including related party amounts of $344 in 2022 and $209 in 2021)	7,723	2,886

Total operating expenses	21,389	19,245

Loss from operations	(20,073)	(14,493)
Other expense, net	(180)	(610)

Net loss and comprehensive loss	$(20,253)	$(15,103)

Net loss per common share, basic and diluted	$(0.78)	$(0.63)

Weighted average shares outstanding used in computing net loss per share, basic and diluted	25,872,337	24,001,786

See accompanying notes.

ARS Pharmaceuticals, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

(unaudited)

	Series A Convertible		Series B Convertible		Series C Convertible		Series D Convertible				Additional Paid-in Capital		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock			Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Deficit	Equity (Deficit)
Balance at December 31, 2021	4,764,000	$365	606,060	$1,000	7,692,309	$19,868	9,337,066	$54,806	25,695,416	$257	$10,730	$(42,256)	$(31,269)

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	264	—	264
Net loss and comprehensive net loss	—	—	—	—	—	—	—	—	—	—	—	(7,250)	(7,250)

Balance at March 31, 2022	4,764,000	$365	606,060	$1,000	7,692,309	$19,868	9,337,066	$54,806	25,695,416	$257	$10,994	$(49,506)	$(38,255)

Exercise of stock options	—	—	—	—	—	—	—	—	326,347	3	284	—	287

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	356	—	356
Net loss and comprehensive net loss	—	—	—	—	—	—	—	—	—	—	—	(6,420)	(6,420)

Balance at June 30, 2022	4,764,000	$365	606,060	$1,000	7,692,309	$19,868	9,337,066	$54,806	26,021,763	$260	$11,634	$(55,926)	$(44,032)

Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	—

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	460	—	460
Net loss and comprehensive net loss	—	—	—	—	—	—	—	—	—	—	—	(6,583)	(6,583)

Balance at September 30, 2022	4,764,000	$365	606,060	$1,000	7,692,309	$19,868	9,337,066	$54,806	26,021,763	$260	$12,094	$(62,509)	$(50,155)

See accompanying notes.

ARS Pharmaceuticals, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

(unaudited)

	Series A Convertible		Series B Convertible		Series C Convertible		Series D Convertible				Additional Paid-in Capital		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock			Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Deficit	Equity (Deficit)
Balance at December 31, 2020	4,764,000	$365	606,060	$1,000	7,692,309	$19,868	—	$—	22,346,875	$223	$7,738	$(22,013)	$(14,052)
Vesting of restricted common stock	—	—	—	—	—	—	—	—	1,059,375	11	(1)	—	10

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	874	—	874
Net loss and comprehensive net loss	—	—	—	—	—	—	—	—	—	—	—	(4,613)	(4,613)

Balance at March 31, 2021	4,764,000	$365	606,060	$1,000	7,692,309	$19,868	—	$—	23,406,250	$234	$8,611	$(26,626)	$(17,781)

Vesting of restricted common stock	—	—	—	—	—	—	—	—	1,059,375	10	(2)	—	8

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	881	—	881
Net loss and comprehensive net loss	—	—	—	—	—	—	—	—	—	—	—	(4,680)	(4,680)

Balance at June 30, 2021	4,764,000	$365	606,060	$1,000	7,692,309	$19,868	—	$—	24,465,625	$244	$9,490	$(31,306)	$(21,572)

Issuance of Series D convertible preferred stock, net of $194 issuance costs	—	—	—	—	—	—	9,337,066	54,806	—	—	—	—	—
Vesting of restricted common stock	—	—	—	—	—	—	—	—	1,059,375	11	(1)	—	10
Exercise of stock options	—	—	—	—	—	—	—	—	170,416	2	168		170

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	912	—	912
Net loss and comprehensive net loss	—	—	—	—	—	—	—	—	—	—	—	(5,810)	(5,810)

Balance at September 30, 2021	4,764,000	$365	606,060	$1,000	7,692,309	$19,868	9,337,066	$54,806	25,695,416	$257	$10,569	$(37,116)	$(26,290)

See accompanying notes.

ARS Pharmaceuticals, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Nine Months Ended September 30,
	2022	2021
Operating activities:
Net loss	$(20,253)	$(15,103)
Non-cash adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,080	2,667
Non-cash interest expense	125	161
Change in fair value of warrant liability	(3)	(4)
Depreciation	20	5
Changes in operating assets and liabilities:
Other receivables	(328)	380
Prepaid and other current assets	6	1,213
Accounts payable and accrued liabilities (including related party amounts of $220 in 2022 and $159 in 2021)	1,138	199
Operating right-of-use assets and lease liabilities, net	(50)	—
Deferred revenue	(1,316)	(1,752)

Net cash used in operating activities	(19,581)	(12,234)

Investing activities:
Purchase of property and equipment	(73)	—

Net cash used in investing activities	(73)	—

Financing activities:
Repayment of bank note payable	(2,727)	(909)
Cash paid for transaction costs	(647)	—
Proceeds from issuance of preferred stock, net	—	54,806
Proceeds from exercise of common stock options	287	169

Net cash provided by (used in) financing activities	(3,087)	54,066

Net increase (decrease) in cash and cash equivalents	(22,741)	41,832
Cash and cash equivalents at beginning of period	60,063	24,512

Cash and cash equivalents at end of period	$37,322	$66,344

Supplemental disclosures:
Interest paid	$319	$446

Unpaid transaction costs included in accounts payable and accrued expenses	$137	$—

See accompanying notes.

1. Organization and Basis of Presentation

ARS Pharmaceuticals, Inc. (the “Company”), is a privately-held company incorporated in Delaware in August 2015. In January 2020, the Company formed a wholly owned subsidiary in Ireland, ARS Pharmaceuticals IRL, Limited, to facilitate the filing of regulatory approval for ARS-1 in European countries. The Company is focused on the development and commercialization of ARS-1 (brand name Neffy®), a proprietary product candidate for the needle-free intranasal delivery of epinephrine for the emergency treatment of type 1 allergic reactions including anaphylaxis.

Liquidity and Capital Resources

From August 5, 2015 (inception) through September 30, 2022, the Company has devoted substantially all of its efforts to acquiring its asset, developing intellectual property and conducting product development and clinical trials, raising capital, and building infrastructure. Since inception, the Company has funded its operations primarily with net proceeds from the issuance of convertible preferred stock, payments earned under collaboration agreements and bank debt. The Company has a limited operating history and the sales and income potential of the Company’s business and market are unproven. The Company has experienced net losses and negative cash flows from operating activities and had an accumulated deficit of $62.5 million as of September 30, 2022.

The Company expects to continue to incur net losses into the foreseeable future and will need to obtain additional financing in order to initiate and complete clinical trials, complete process development and commercialize any product candidates for which it receives regulatory approval. The Company plans to continue to fund its losses from operations and capital funding needs through future public or private equity or debt financing or through collaborations or partnerships with other companies. The novel coronavirus-2019 (“COVID-19”) pandemic and ongoing geopolitical events continue to rapidly evolve and have already resulted in a significant disruption of global financial markets. The Company’s ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and further disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from the pandemic or geopolitical actions. If such further disruption occurs, the Company could experience an inability to access additional capital. If the Company is not able to secure adequate additional funding, it may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these actions could materially harm the Company’s business, results of operations, and future prospects.

Merger Transaction

On July 21, 2022, as amended on August 11, 2022 and October 25, 2022, the Company entered into an agreement and plan of merger and reorganization (the “Merger Agreement”) with Silverback Therapeutics, Inc. (“Silverback”) and Sabre Merger Sub, Inc. (“Merger Sub”). On November 8, 2022, the Company and Silverback completed the reverse merger and Merger Sub merged into the Company and the Company survived as a wholly owned subsidiary of Silverback (the “Merger”). The Company’s stockholders own approximately 62% and the prior Silverback stockholders own approximately 38% of the combined company, in each case on a fully diluted basis using the treasury stock method and excluding out-of-the-money options of Silverback. The Merger will be accounted for as a reverse merger, with the Company being treated as the acquirer for accounting purposes. Pursuant to the Merger Agreement, Silverback changed its name to ARS Pharmaceuticals, Inc., and changed its corporate ticker symbol on the Nasdaq Global Market to “SPRY”. Following the completion of the Merger, the newly combined company is led by Richard Lowenthal, who serves as the President and Chief Executive Officer.

2. Summary of Significant Accounting Policies

Unaudited Interim Condensed Consolidated Financial Statements

The accompanying unaudited condensed consolidated balance sheet as of September 30, 2022, the condensed consolidated statements of operations and comprehensive loss and condensed consolidated statements of convertible preferred stock and stockholders’ deficit for the nine months ended September 30, 2022 and 2021, and the condensed consolidated statements of cash flows for the nine months ended September 30, 2022 and 2021, are unaudited. The balance sheet as of December 31, 2021 was derived from the audited financial statements as of and for the year ended December 31, 2021. The unaudited interim condensed consolidated financial statements have been prepared on a basis consistent with the audited annual financial statements as of and for the year ended December 31, 2021, and, in the opinion of management, reflect all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of September 30, 2022. The financial data and other information disclosed in these notes related to the nine months ended September 30, 2022 and 2021 are also unaudited. The condensed consolidated results of operations for the nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the full year ending December 31, 2022 or any other period.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal accruals) considered necessary for a fair presentation have been included. These condensed consolidated financial statements should be read in conjunction with the Company’s financial statements for the year ended December 31, 2021 and related notes thereto.

Significant Accounting Policies

There have been no material changes in the Company’s accounting policies from those disclosed in the audited financial statements and related notes thereto as of and for the year ended December 31, 2021.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits and limits its exposure to cash risk by placing its cash with high credit quality financial institutions.

Deferred Transaction Costs

Deferred transaction costs, consisting of legal, accounting, audit and filing fees relating to the Merger are capitalized. The deferred transaction costs will be offset against total proceeds upon the completion of the Merger. As of September 30, 2022, $0.8 million of deferred transaction costs were capitalized. There were no deferred transaction costs incurred in 2021.

Revenue Recognition

Our revenues generally consist of licenses and research services under license and collaboration agreements.

We recognize revenue when we transfer promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. To determine revenue recognition for contracts with customers we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) we satisfy the performance obligation(s). At contract inception, we assess the goods or services promised within each contract, assess whether each promised good or service is distinct and identify those that are performance obligations. We recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss was the same as its reported net loss for all periods presented.

Fair Value Measurements

The Company categorizes its assets and liabilities measured at fair value in accordance with the authoritative accounting guidance that establishes a consistent framework for measuring fair value, and expands disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2—Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

•

Level 3—Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

The carrying values of the Company’s current financial assets and current financial liabilities approximate their fair values due to the short-term nature of these instruments. Based on the borrowing rates currently available to the Company for loans with similar terms, management believe the fair value of the note payable approximates its carrying value.

Assets measured at fair value on a recurring basis were as follows (in thousands):

Fair Value Measurements Using
	Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2022
Cash equivalents
Money market funds	$36,319	$36,319	$—	$—

December 31, 2021
Cash equivalents
Money market funds	$59,401	$59,401	$—	$—

Financial liabilities measured at fair value on a recurring basis include the preferred stock warrant liability described below. None of the Company’s non-financial assets or liabilities are recorded at fair value on a non-recurring basis.

Liabilities measured at fair value on a recurring basis were as follows (in thousands):

Fair Value Measurements Using
	Balance as of	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2022
Preferred stock warrant liability	$80	$—	$—	$80

December 31, 2021
Preferred stock warrant liability	$83	$—	$—	$83

The estimated fair value of the preferred stock warrant liability at issuance was determined using the Black-Scholes valuation model that considered the fair value of the underlying Series C convertible preferred stock, the exercise price of the warrant, the assumed volatility of the Company utilizing a group of peers, an expected term equal to the contractual life of the instrument and a risk-free rate consistent with the term.

The following table provides a reconciliation of all liabilities measured at fair value using Level 3 significant unobservable inputs:

Preferred Stock Warrant Liability
Balance at December 31, 2021	$83
Change in fair value of preferred stock warrant liability	(3)

Balance at September 30, 2022	$80

Net Loss Per Common Share

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period, without consideration of potentially dilutive securities. Diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since the effect of potentially dilutive securities is anti-dilutive given the net loss of the Company. For purposes of this calculation, convertible preferred stock, stock options, and preferred stock warrants are considered to be common stock equivalents but are not included in the calculations of diluted net loss per share for the periods presented as their effect would be antidilutive.

The following securities are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been anti-dilutive.

	September 30,	September 30,
	2022	2021
Convertible preferred stock	22,399,435	22,399,435
Warrants to purchase convertible preferred stock	38,460	38,460
Common stock options granted and outstanding	4,767,667	2,653,517

Total	27,205,562	25,091,412

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016 02, Leases (Topic 842) (“ASU 2016 02” or “ASC 842”). The new standard, while retaining two distinct types of leases, finance and operating, (i) requires lessees to record a right of use (“ROU”) asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense based on straight line rent, (ii) eliminates current real estate specific lease provisions, (iii) modifies the lease classification criteria and (iv) aligns many of the underlying lessor model principles with those in the new revenue standard. ASU 2016-02 is effective for the Company’s annual periods beginning after December 15, 2021 and early adoption is permitted. The Company elected to early adopt ASU 2016 02 effective as of January 1, 2021 by applying the modified retrospective transition approach. The Company has elected to adopt the package of transition practical expedients, including combining lease and non-lease components into a single lease component and excluding leases with terms of 12 months or less from the recognition requirement. As of the date of adoption, the Company had no leases which required the Company to record a ROU asset and obligation as the company’s only lease was a month-to-month lease, which qualified as a short-term lease. The adoption did not result in the recognition of any initial lease liabilities or right-of-use assets, and the Company was not required to adjust its comparative period financial information or make the new required lease disclosures for periods before the date of adoption. The Company applied the guidance to all new leases entered into during the year ended December 31, 2021, including its new facility lease.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes. The standard simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. The new guidance was effective for the Company as of January 1, 2022. Most amendments within the standard are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company adopted this guidance in 2021; there was no material impact on the financial statements as a result of the adoption.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes the accounting for recognizing impairments of financial assets. Under the new guidance, credit losses for certain types of financial instruments will be estimated based on expected losses. The new guidance also modifies the impairment models for available-for-sale debt securities and for purchased financial assets with credit deterioration since their origination. This update is effective for the Company beginning January 1, 2023. The Company is currently evaluating the impact that the adoption of this guidance will have on its financial statements and related disclosures

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity. The guidance, among other items, provides guidance on how to account for contracts on an entity’s own equity. This ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. Specifically, the ASU eliminated the need for the Company to assess whether a contract on the entity’s own equity (i) permits settlement in unregistered shares, (ii) whether counterparty rights rank higher than shareholder’s rights, and (iii) whether collateral is required. In addition, the ASU requires incremental disclosure related to contracts on the entity’s own equity and clarifies the treatment of certain financial instruments accounted for under this ASU on earnings per share. This ASU may be applied on a full retrospective or modified retrospective basis. The amendments in this ASU are effective for the Company on January 1, 2024. The Company is currently evaluating the impact that the adoption of this guidance will have on its financial statements and related disclosures.

3. Balance Sheet Details

Prepaid expenses and other current assets consisted of the following (in thousands):

	September 30, 2022	December 31, 2021
Prepaid expenses	$594	$666
Interest receivable	67	1

Total	$661	$667

Property and equipment consisted of the following (in thousands):

	September 30, 2022	December 31, 2021
Equipment	$158	$86
Less: accumulated depreciation	(34)	(14)

Total	$124	$72

Accounts payable and accrued liabilities consisted of the following (in thousands):

	September 30, 2022	December 31, 2021
Accounts payable	$2,463	$1,786
Accrued clinical expense	471	477
Accrued development expenses	119	109
Accrued compensation	683	660
Other	561	75

Total	$4,297	$3,107

4. Licensing, Supply and Distribution Agreements

The Company has entered into collaboration and licensing agreements to license certain rights to ARS-1 to third parties. The terms of these arrangements typically include payment to the Company of one or more of the following: non-refundable, up-front license fees; clinical, regulatory, and/or commercial milestone payments; payment for clinical and commercial supply and royalties or a transfer price on the net sales of licensed products.

Licenses of Intellectual Property. If the license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, revenue is recognized from non-refundable, up-front payments allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the license. If the license is not a distinct performance obligation, the Company evaluates the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from non-refundable, up-front fees. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition

Milestone Payments. At the inception of each arrangement that includes clinical, regulatory or commercial milestone payments, the Company evaluates whether achieving the milestones is considered probable and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the value of the associated milestone is included in the transaction price. Milestone payments that are not within the Company’s control, such as approvals from regulators or where attainment of the specified event is dependent on the development activities of a third party, are not considered probable of being achieved until those approvals are received or the specified event occurs. Revenue is recognized when the underlying performance obligation has been transferred to the customer.

Research and Development Revenues. For arrangements that contain research and development commitments, any arrangement consideration allocated to the research and development work is recognized as the underlying services are performed over the research and development term.

Clinical and Commercial Supply. Arrangements that include a promise for the future supply of drug product for either clinical development or commercial supply at the licensee’s discretion are generally considered as options. We assess if these options provide a material right to the licensee and if so, they are accounted for as separate performance obligations. The Company has not earned revenues for clinical or commercial supply sales as of September 30, 2022.

Royalty/Transfer Price Revenues. For arrangements that include sales-based royalties or transfer price, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). The Company has not received any royalty or transfer price revenues as of September 30, 2022.

Alfresa Agreement

In March 2020, the Company signed a Letter of Intent (“LOI”) with Alfresa Pharma Corporation (“Alfresa”) for the right to negotiate a definitive agreement for the exclusive license and sublicensable right to develop, register, import, manufacture and commercialize ARS-1 in Japan in exchange for a non-refundable upfront payment of $2.0 million. In April 2020, the Company entered into a Collaboration and License Agreement for the rights pursuant to the LOI. Under the agreement, the Company delivered a license to the ARS-1 technology and is responsible for completion of a certain clinical study and for the manufacturing of development and commercial drug supply. The parties agreed to share the cost of any additional clinical studies required for approval of ARS-1 in Japan. Alfresa is solely responsible for regulatory and commercialization activities and may elect to assume responsibility for manufacturing and supplying drug product for commercial use in Japan. Either party may terminate the agreement for certain breaches of the agreement. Unless terminated earlier by either or both parties, the term of the agreement will continue until the later of (i) expiration of the last-to-expire patent in Japan; or (ii) 10 years after the commercial sale of ARS-1 in Japan.

In addition to the $2.0 million received under the LOI, the Company is eligible to receive up to $13.0 million of milestone payments upon achievement of certain clinical and regulatory milestones. Further, the Company is eligible to receive a negotiable transfer price expected to be in the low double-digit percentage on net sales subject to the regulatory approval to commercialize ARS-1 in Japan. In July 2020, the Company earned a $5.0 million milestone payment upon the completion of a clinical milestone in Japan.

At the commencement of this collaboration, the Company identified the following performance obligations: the license for ARS-1 and research and development services. The Company determined the initial transaction price to be the $7.0 million, which includes a clinical milestone as it was deemed not probable of significant reversal at the inception of the agreement. Due to the uncertainty in the achievement of the regulatory and commercial milestones, the variable consideration associated with these future milestone payments has been fully constrained and is excluded from the transaction price until such time that the Company concludes that it is probable that a significant reversal of previously recognized revenue will not occur. These estimates will be re-assessed at each reporting period. The transaction price was allocated to the performance obligations based on the estimated stand-alone selling price of each performance obligation. The Company recognized revenue of less than $0.1 million for each of the nine months ended September 30, 2022 and 2021, and had deferred revenue of an immaterial amount as of September 30, 2022 and $0.1 million as of December 31, 2021.

Recordati Agreement

In September 2020, the Company entered into a License and Supply Agreement with Recordati Ireland, Ltd. (“Recordati”) for the exclusive license and sublicensable right to develop, import, manufacture or have manufacture commercial product, file and hold regulatory approvals and commercialize ARS-1 in Europe and certain European Free Trade Association, Russia/the Commonwealth of Independent States, Middle East and African countries. Under the agreement, the Company is responsible for completion of any clinical studies for ARS-1 required by the European Medicines Agency before granting European Union Marketing Authorization (“EMA”), and by the Medicines and Healthcare products Regulatory Agency (“MHRA”) prior to granting United Kingdom Marketing Authorization. The Company will file the initial regulatory submissions to the EMA and MHRA for ARS-1 and is responsible for the manufacturing of commercial supply. Recordati is solely responsible all regulatory activities in the region after the Company’s initial regulatory submissions to the EMA and MHRA, for any post-approval clinical studies and commercialization activities. Either party may terminate the agreement for certain breaches of the agreement. Unless terminated earlier by either or both parties, the term of the agreement will continue as long as Recordati has commercial sales of ARS-1 in the region.

Under the terms of the agreement, the Company received an upfront payment of $11.8 million and a regulatory milestone payment of $6.0 million during 2020. In addition, the Company is eligible to receive up to 90.0 million euros of milestone payments upon achievement of certain regulatory and commercial sales milestones. Subject to regulatory approval, the Company will earn tiered royalties in the low double digits on annual net sales in the region and will receive a per unit supply price for the sale of commercial supply to Recordati. The per unit commercial supply costs are subject to a cap. The combined tiered royalty and supply price have a low double-digit cap.

At the commencement of this collaboration, the Company identified the following performance obligations: the license for ARS-1 in the defined territory and the research and development services. The Company determined the initial transaction price to be the $11.8 million. Due to the uncertainty in the achievement of all the developmental and commercial milestones, at inception of the contract, the variable consideration associated with future milestone payments was fully constrained and excluded from the transaction price until such time that the Company concludes that it is probable that a significant reversal of previously recognized revenue will not occur. These estimates will be re-assessed at each reporting period. The transaction price was allocated to the performance obligations based on the estimated stand-alone selling price of each performance obligation. In November 2020, the Company earned a regulatory milestone of $6.0 million. The Company recognized revenue of $1.2 million and $1.7 million for the nine months ended September 30, 2022 and 2021, respectively, and had deferred revenue of $3.1 million and $4.4 million as of September 30, 2022 and December 31, 2021, respectively.

Pediatrix Agreement

In March 2021, the Company entered into a Collaboration and Distribution Agreement with Pediatrix Therapeutics, Inc. (“Pediatrix”) for the exclusive license and sublicensable right to develop, import, manufacture or have manufactured commercial product, file and hold regulatory approvals and commercialize ARS-1 in the People’s Republic of China, Taiwan, Macau, and Hong Kong. Under the agreement, Pediatrix is responsible, at its sole cost and expense, for all ongoing development work that is necessary for or otherwise supports regulatory approval in the defined territory, including all clinical trials, and activities related to post approval commitments and commercialization tests. In addition, Pediatrix is responsible for commercialization activities and may elect to assume responsibility for manufacturing and supplying drug product for commercial use. The Company is responsible for the manufacturing of product for clinical studies as well as commercial supply, all at a negotiated transfer price. Either party may terminate the agreement for certain breaches of the agreement. Unless terminated earlier by either or both parties, the term of the agreement will continue as long as Pediatrix has commercial sale of ARS-1 the region, or 10 years after first commercial sale.

Under the terms of the agreement, the Company received an upfront payment of $3.0 million. In addition, the Company is eligible to receive up to $84.0 million of milestone payments upon achievement of certain regulatory and commercial sales milestones. Subject to regulatory approval, the Company will earn tiered royalties in the low double digits on annual net sales in the region and will receive a per unit supply price for the sale of commercial supply to Pediatrix.

At the commencement of this collaboration, the Company identified performance obligations related to the delivery of the license for ARS-1 in the defined territory and manufacturing of product for clinical studies and commercial supply. The Company concluded that the license was distinct from potential supply obligation. The supply provisions are effectively options granted to Pediatrix to purchase future goods and would only constitute a performance obligation if they contain a material right. The Company determined the option to purchase the clinical and commercial supply was not at a significantly discounted price and does not represent a material right, therefore does not constitute a performance obligation. The Company determined the initial transaction price to be the $3.0 million. Due to the uncertainty in the achievement of all the developmental and commercial milestones, the variable consideration associated with these future milestone payments has been fully constrained and is excluded from the transaction price until such time that the Company concludes that it is probable that a significant reversal of previously recognized revenue will not occur. These estimates will be re-assessed at each reporting period. The Company recognized revenue of the full $3.0 million during the nine months ended September 30, 2021.

A reconciliation of deferred revenue from collaboration agreements was as follows (in thousands):

Balance at December 31, 2021	$4,453
Amounts received	—
Revenue recognized	(1,316)

Balance at September 30, 2022	$3,137

5. Commitments and Contingencies

Note Payable

In September 2019, the Company entered into a Loan and Security Agreement (“Loan Agreement”) with Silicon Valley Bank for working capital in the principal amount of $5.0 million (the “2019 Note”). The 2019 Note required interest only payment through September 30, 2020 followed by 36 monthly payments of principal and interest. Interest is payable at the greater of 0.75% above prime or 6.0%. In addition, there is a final payment (“Balloon Payment”) of $0.3 million at maturity. In April 2020, the 2019 Note was amended to extend the interest only period to March 31, 2021 and the maturity date to March 1, 2024.

In December 2020, the Loan Agreement was further amended and the Company borrowed an additional $5.0 million for working capital (the “2020 Note”). The 2020 Note requires interest only payment through March 31, 2021 with a maturity date of March 1, 2024. Interest is payable at the greater of 0.75% above prime or 6.0%. In addition, there is a Balloon Payment of $0.3 million at maturity. In April 2021, the interest only payment period for the 2019 Note and the 2020 Note was extended to September 30, 2021. The Company accounted for the amendment as a debt modification.

The loan is collateralized by substantially all of the Company’s assets other than intellectual property. The Loan Agreement includes customary affirmative and restrictive covenants and also includes standard events of default, including payment defaults. Upon the occurrence of an event of default, the lender may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement. The Company was in compliance with all related covenants as of September 30, 2022. The loan may be prepaid without penalty.

In connection with the 2019 Note, the lender received warrants to purchase 19,230 shares of Series C convertible preferred stock at $2.60 per share. The warrants are immediately exercisable and will expire on September 30, 2029. The estimated fair value of the warrants at issuance was $42,000 which was recorded as a debt discount. In addition, the Company recorded debt issuance costs totaling $47,000. The Company estimated the fair value of the Series C convertible preferred stock warrant utilizing the Black-Scholes option pricing model based on a risk-free rate of 1.68%; expected dividend rate of 0%, expected life of 10 years; and expected volatility of 85.68% of the underlying convertible preferred stock.

In connection with the 2020 Note, the lender received warrants to purchase an additional 19,230 shares of Series C convertible preferred stock at $2.60 per share. The warrants are immediately exercisable and will expire on September 30, 2029. The estimated fair value of the warrants at issuance was $44,000 which was recorded as a debt discount. The Company estimated the fair value of the Series C convertible preferred stock warrant utilizing the Black-Scholes option pricing model based on a risk-free rate of 0.92%; expected dividend rate of 0%, expected life of 8.8 years; and expected volatility of 102.3% of the underlying convertible preferred stock. No warrants were exercised as of September 30, 2022.

The debt discount, debt issuance costs and Balloon Payment are amortized to interest expense using the effective interest rate method over the loan term. The Company recorded $0.4 million and $0.6 million of interest expense for the nine months ended September 30, 2022 and 2021, respectively, including amortization of debt discount of $0.1 million and $0.2 million for the nine months ended September 30, 2022 and 2021, respectively.

On November 7, 2022, the Company paid off the remaining balance of $5.4 million on its loans with Silicon Valley Bank, including all principal and interest and the Balloon Payment (the “Loan Payoff”). The warrants issued to Silicon Valley Bank in connection with the loans continue to be outstanding.

Note payable and unamortized discount balance consisted of the following (in thousands):

	September 30, 2022	December 31, 2021
Face value	$5,455	$8,181
Balloon payment	500	500

Total payments	5,955	8,681
Less: unamortized debt discount	(149)	(272)

Note payable, net of debt discount	5,806	8,409
Less: current portion	(3,522)	(3,479)

Total long-term note payable, net current portion	$2,284	$4,930

Future minimum principal payments are as follows (in thousands):

Year ended December 31:
2022 (remaining 3 months)	$910
2023	3,636
2024	1,409

Total payments	5,955
Less: final payment fee	(500)

Total future principal payments due	$5,455

Leases

In October 2021, the Company entered into a 38-month noncancelable lease for its current headquarters location consisting of 4,047 rentable square feet of office space in San Diego, California. Under the terms of the agreement, there is no option to extend the lease, and the Company is subject to additional charges for common area maintenance and other costs. Monthly rental payments due under the lease commenced on December 6, 2021 and escalate through the lease term. The Company prepaid the first month’s rent upon execution of the lease, and the lease agreement provided full rent abatement for the second and third months of the rental term. As of September 30, 2022, the remaining lease term of the Company’s operating lease was 29 months, and the discount rate on the Company’s operating lease was 8%. As there was not an implicit rate within the lease, the discount rate was determined by using a set of peer companies incremental borrowing rates.

Future minimum noncancelable operating lease payments are as follows (in thousands):

Year ended December 31:
2022 (remaining 3 months)	$58
2023	238
2024	245
2025	42

Total lease payments	583
Less imputed interest	(55)

Lease liability	528
Less current portion of lease liability	(228)

Lease liability, net of current portion	$300

6. License and Supply Agreements

In June 2018, the Company entered into a License Agreement (the “License Agreement”) with Aegis Therapeutics, LLC (“Aegis”). Under the License Agreement, the Company licensed the exclusive, worldwide, royalty-bearing, sublicensable, rights to certain proprietary Aegis technology, patent rights and know-how to develop and commercialize epinephrine products. The Company utilizes this technology for the development of its lead product candidate, ARS-1. As consideration for the license, the Company paid an upfront license fee of $50,000, which was recorded in research and development expenses in the condensed consolidated statement of operations.

The Company is required to make aggregate milestone payments of up to $20.0 million upon achievement of certain regulatory and commercial milestones. The regulatory milestone payments under the License Agreement will be recognized as research and development expense upon completion of the required events, as the triggering events are not considered to be probable until they are achieved. The Company made a $0.5 million milestone payment to Aegis upon the achievement of a regulatory milestone during 2019. The Company will be required to pay Aegis a milestone payment of $1.0 million following the FDA’s acceptance of the Company’s New Drug Application (“NDA”) submission for ARS-1. The Company may be required to pay royalties based on annual net product sales in the low to mid-single digits on its or its sublicensees’ net sales of the Licensed Products (as defined in the License Agreement) on a country-by-country and product-by-product basis.

The Company is responsible for reimbursing Aegis for patent costs incurred in connection with prosecuting and maintaining patent rights that are specific to epinephrine or epinephrine products. There were no expenses recognized in connection with legal patent fees for the nine months ended September 30, 2022 and 2021.

The Company may terminate the License Agreement with 30 days written notice or either party may terminate the License Agreement for certain breaches of the License Agreement. Unless terminated earlier by either or both parties, the term of the License Agreement will continue until the final expiration of all royalty obligations under the License Agreement.

In conjunction with the License Agreement, the Company also entered into a Supply Agreement (the “Supply Agreement”) with Aegis that allows the Company to purchase materials for preclinical, development and commercial use at predetermined prices. The Company may elect to have Aegis supply minimum quantities but there are no minimum or maximum purchase obligations under the Supply Agreement unless this election is made. The parties may terminate the Supply Agreement at any time by mutual agreement. In addition, the parties may terminate the Supply Agreement in the event of certain breaches of the Supply Agreement or upon the earlier of the expiration or termination of the License Agreement or September 2028. The Supply Agreement term may be extended by mutual written agreement. Expense recognized under the Supply Agreement was zero and $0.1 million for the nine months ended September 30, 2022 and 2021, respectively.

Contingencies

From time to time, the Company may become subject to claims or suits arising in the ordinary course of business. The Company accrues a liability for such matters when it is probable that the future expenditures will be made and such expenditures can be reasonably estimated.

As of September 30, 2022, there were no claims or actions pending against the Company, which management believes has a probable, or reasonably possible, probability of an unfavorable outcome.

7. Convertible Preferred Stock and Common Stock and Stockholders’ Deficit

Convertible Preferred Stock

In April 2016, the Company issued 3,600,000 shares of Series A convertible preferred stock at $0.0833 per share for net cash proceeds of $0.3 million. Subsequently, in July 2017, an additional 1,164,000 shares of Series A convertible preferred stock were issued at $0.0833 per share for net cash proceeds of $0.1 million.

In March, June and July 2018, the Company issued a total of 606,060 shares of Series B convertible preferred stock at $1.65 per share for net cash proceeds of $1.0 million.

In September and December 2018, the Company issued 7,692,309 shares of Series C convertible preferred stock at $2.60 per share for net cash proceeds of $19.8 million.

In August 2021, the Company issued 9,337,066 shares of Series D convertible preferred stock at $5.89 per share for net cash proceeds of $54.8 million.

Collectively, the Series A, B, C and D convertible preferred stock issuances will be referred to as “Series Convertible Preferred Stock.”

The Company’s Series Convertible Preferred Stock has been classified as temporary equity in the accompanying balance sheets in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities whose redemption is based upon certain change in control events outside of the Company’s control, including liquidation, sale or transfer of control of the Company. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such events would occur.

The convertible preferred stock has the following characteristics:

Dividends

The holders of the Series Convertible Preferred Stock are entitled to receive noncumulative dividends at the rate of 8% per annum of the applicable original stock purchase price when and if declared by the Board of Directors of the Company, and in preference and in priority to any dividends on common stock. In the event dividends are paid on any share of common stock, the Company shall pay an additional dividend on all outstanding shares of Series Convertible Preferred Stock in a per share amount equal (on an as-if-converted to common stock basis) to the amount paid or set aside for each share of common stock. There were no dividends declared by the board as of September 30, 2022.

Liquidation

In the event of any liquidation or deemed liquidation, dissolution, or winding up of the Company (“Liquidation Event”), the holders of Series A, Series B, Series C, and Series D convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds to the holders of common stock, an amount equal to the applicable Series A, Series B, Series C, and Series D purchase price per share then held plus an amount equal to any dividends declared but unpaid on such shares. If the assets and funds available to be distributed to the stockholders shall be insufficient to permit the payment, in full, of any of the liquidation preferences, then the entire assets and funds legally available for distribution to the Series A, Series B, Series C, and Series D convertible preferred stock shall be distributed among the holders of convertible preferred stock in proportion to the amount each preferred holder is entitled to receive beginning with the Series D, followed by the Series C, then the Series B, then the Series A, and the common holders in this order. Each holder of shares of Series Convertible Preferred Stock is deemed to have converted such shares into shares of common stock if, as a result of such conversion, the convertible preferred stockholder would receive an amount greater than their preference rights.

Conversion

All of the shares of Series Convertible Preferred Stock will be automatically converted into shares of common stock upon: (i) the closing of an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, at a price of at least $8.83575 per share resulting in gross proceeds of at least $70.0 million to the Company or (ii) the election by the requisite holders of the shares of Series Convertible Preferred Stock. In connection with the Merger, on July 21, 2022 the requisite holders of the shares of Series Convertible Preferred Stock elected to convert all shares of Series Convertible Preferred Stock into common stock in connection with the Merger.

Voting

The holder of each share of Series Convertible Preferred Stock is entitled to one vote for each share of common stock into which it would convert and to vote with the common stock on all matters submitted to the stockholders for a vote, in addition to any separate vote that may be required from the holders of a majority of the shares of Series A, B, C and/or D convertible preferred stock as required Company’s Amended and Restated Certificate of Incorporation.

Anti-Dilution

The conversion price of Series Convertible Preferred Stock will be subject to a broad-based weighted average anti-dilution adjustment in the event that the Company issues additional equity securities (other than shares reserved under any employee incentive plan and certain other customary exceptions) at a purchase price less than the applicable conversion price.

Founder Common Stock

During 2015 and 2016, the Company issued 25,425,000 shares of common stock at $0.0033 and $0.0083 per share to its founders. No vesting conditions existed at the time of grant.

Concurrently with the issuance of Series C convertible preferred stock in September 2018, 50% of the outstanding founder common stock, or 12,712,500 shares of common stock, became restricted common stock subject to vesting in equal monthly installments over 36 months commencing in September 2018. The restricted common stock is subject to repurchase at $0.0083 per share upon termination of the stockholders’ services. The Company recorded a liability for the value associated with the restricted shares. The liability is reduced as the shares vest with the vested shares transferred into common stock and additional paid-in capital. As of December 31, 2021, all shares had fully vested.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consisted of the following	September 30, 2022	December 31, 2021
Convertible preferred stock	22,399,435	22,399,435
Convertible preferred stock warrants	38,460	38,460
Common stock options granted and outstanding	4,767,667	4,085,517
Common stock reserved for future awards or option grants	248,848	1,257,345

	27,454,410	27,780,757

8. Stock-Based Compensation

Stock-based compensation expense recognized for all equity awards has been reported in the condensed consolidated statements of operations and comprehensive loss as follows (in thousands):

	Nine Months Ended September 30,
	2022	2021
Research and development expense	165	2,083
General and administrative expense	915	586

Total stock-based compensation expense	$1,080	$2,669

Equity Incentive Plan

In September 2018, the Company adopted the 2018 Equity Incentive Plan (as amended, the “2018 Plan”) which provides for the grant of stock options, restricted stock awards, restricted stock unit and stock appreciation rights to its employees, members of its board of directors and consultants. As of September 30, 2022, there were 5,613,278 shares authorized for issuance under the 2018 Plan, of which 248,848 shares remained available for future issuance. Recipients of stock options are eligible to purchase shares of the Company’s common stock at an exercise price equal to the estimated fair market value of such stock on the date of grant. The maximum term of options granted under the 2018 Plan is ten years and generally vest 25% one year from the vesting commencement dates and monthly thereafter over 36 months. The 2018 Plan allows for early exercise of stock option grants if authorized by the Board of Directors of the Company at the time of grant. The shares of common stock issued from the early exercise of stock options are restricted and vest over time. The Company has the option to repurchase exercised and unvested shares at the lower of original purchase price or the then fair market value upon any voluntary or involuntary termination of services.

A summary of the Company’s stock option activity issued under the 2018 Plan for the nine months ended September 30, 2022 was as follows:

	Options Outstanding	Weighted-Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2021	4,085,517	$1.25
Granted	1,246,000	$1.77
Exercised	(326,349)	$0.88
Forfeited	(237,501)	$1.06

Outstanding at September 30, 2022	4,767,667	$1.42	8.47	$14,650

Exercisable at September 30, 2022	4,566,522	$1.44	8.19	$13,946

Vested and expected to vest at September 30, 2022	4,567,667	$1.44	8.19	$13,950

Options totaling 200,000 shares are performance-based and will vest contingent on the closing of certain financing or strategic transactions. The performance condition was not considered probable of occurring as of September 30, 2022. Accordingly, no stock compensation has been recognized for the performance-based grants.

The weighted average fair value of options granted during the nine months ended September 30, 2022 and 2021 was $2.74 and $0.93, respectively. The total intrinsic value of stock options exercised for the nine months ended September 30, 2022 was $1.2 million. The weighted average fair value of options vested for the nine months ended September 30, 2022 and 2021 was $0.82 and $0.70, respectively.

The total unrecognized compensation cost related to outstanding employee unvested stock-based awards as of September 30, 2022 was $4.1 million, which is expected to be recognized over a weighted-average period of 3.03 years.

For purposes of calculating the stock-based compensation, the Company estimates the fair value of stock options using the Black-Scholes option-pricing model. This model incorporates various assumptions, including the expected volatility, expected term, and interest rates. Stock-based compensation expense recognized in the condensed consolidated statement of operations and comprehensive loss is based on the awards ultimately expected to vest. Forfeitures are recognized as they occur.

The weighted average underlying assumptions used to value employee and non-employee stock options granted using the Black-Scholes option-pricing model was as follows:

	For the nine months ended September 30,
	2022	2021
Risk-free interest rate	2.13%	1.00%
Dividend yield	0%	0%
Expected life of options (years)	6.07	6.07
Volatility	91.27%	98.18%

9. Related-Party Transactions

In September 2015, the Company entered into a consulting agreement for regulatory and development services with Pacific-Link Consulting, LLC, an entity owned by the President/Chief Executive Officer/director and the Chief Medical Officer of the Company.

The Company incurred consulting expense related to this agreement totaling $1.9 million and $0.8 million during the nine months ended September 30, 2022 and 2021, respectively.

In September 2018, the Company entered into a consulting agreement with Marlinspike Group, LLC (“Marlinspike Group”) to provide management, business consulting services and business development support. In addition, Marlinspike Group provides the use of its facilities to the Company from time to time. The managing member of Marlinspike Group is the Chair of the Board of Directors of the Company and one of its stockholders. The Company incurred annual expenses related to this agreement totaling $0.2 million for each of the nine months ended September 30, 2022 and 2021.

10. Subsequent Events

The Company evaluated subsequent events through January 17, 2022, the date the financial statements were available to be issued. During this period, the Company did not have any material subsequent events other than the Merger and Loan Payoff disclosed above.